November 2008 Preliminary Terms No. 805 Registration Statement No. 333-131266 Dated October 27, 2008 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS are short-term yield-enhancement securities that provide enhanced current income with exposure to an underlying security.  In exchange for current income, investors forgo upside potential above the yield to call. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	December 20, 2009
Underlying stock:	AT&T Inc. common stock (“T Stock”)
Aggregate principal amount:	$
Coupon:	13% per annum, payable quarterly beginning March 20, 2009
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of T Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of T Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on June 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	22 to 24% per annum on the stated principal amount (actual yield to call will be determined on the pricing date).
First call date:	June 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	December 10, 2009
Stated principal amount:	The closing price of T Stock on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of T Stock.
Issue price:	The closing price of T Stock on the pricing date (see “Commissions and Issue Price” below). The issuer may, however, determine the issue price to be a fraction of the closing price of T Stock.
Pricing date:	November , 2008
Original issue date:	November , 2008 (5 business days after the pricing date)
CUSIP:	617483771
Listing:
Application will be made to list the SPARQS on NYSE Arca, Inc. under the ticker symbol “AKH,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	100%	1.625%	98.375%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for SPARQS dated July 24, 2008
Prospectus dated January 25, 2006

The SPARQS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0708001

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Investment Overview

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS pay a relatively high fixed quarterly coupon compared to the dividend yield of the underlying stock in exchange for a limit on the opportunity for appreciation.  Regardless of the stated maturity, SPARQS are callable by the issuer at any time after the first call date, typically 6 to 7 months from the issue date.  If called, the SPARQS will return the yield to call, inclusive of any coupons previously paid and accrued to the call date.  If not called, the SPARQS will return, at maturity, a fixed number of shares of the underlying stock per SPARQS or, at our option, the cash value of such shares.  SPARQS are not principal protected.

AT&T Inc. Overview

AT&T Inc. offers services and products to consumers in the U.S. and services and products to businesses and other providers of telecommunications services worldwide.

T Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by AT&T Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-08610 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding AT&T Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

Information as of market close on October 23, 2008:

Bloomberg Ticker Symbol:	T
Current Stock Closing Price:	$25.26
52 Weeks Ago:	$42.02
52 Week High Price (on 12/28/2007):	$42.44
52 Week Low Price (on 10/10/2008):	$22.42
Current Dividend Yield:	6.79%

For additional information, please see “Information about the Underlying Stock” in these preliminary terms.

November 2008	Page 2

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Key Investment Rationale

The SPARQS provide a defensive total return strategy linked to T Stock.

▪	13% coupon, which is higher than the current dividend yield of T Stock.

▪	Investors maintain some upside exposure to the underlying stock, limited to the yield to call.

▪	The coupon may offset potential capital losses if T Stock decreases over the term of the SPARQS.

▪	SPARQS are not principal protected.

Best Case Scenario	T Stock appreciates and SPARQS are called prior to maturity for a total annualized return equal to the yield to call. You will forgo any appreciation in T Stock beyond the yield to call.
Worst Case Scenario
T Stock depreciates at maturity and the SPARQS redeem for T Stock (or, at our option, the cash value thereof) worth less than the stated principal amount of the SPARQS.  You will still receive a quarterly coupon of 13% per annum if this occurs.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	Your return on the SPARQS is limited by the issuer’s call right.

▪	Secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪
The maturity of the SPARQS will be accelerated if the closing price of T Stock times the exchange ratio on any two consecutive trading days is less than (i) $2.00 times (ii) the exchange ratio on the original issue date, and you will receive T Stock (or the cash value thereof) worth substantially less than the stated principal amount or even zero.

▪	AT&T Inc. is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect T Stock.

▪	The SPARQS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the SPARQS.

▪	U.S. federal income tax consequences of an investment in the SPARQS are uncertain.

November 2008	Page 3

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 13% interest per annum and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, the SPARQS will pay a number of shares of AT&T Inc. common stock or the cash value of such shares, subject to the issuer’s right to call the SPARQS for cash at any time beginning June 20, 2009.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the SPARQS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2008	November , 2008 (5 business days after the pricing date)	December 20, 2009, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	AT&T Inc. common stock (“T Stock”)
Coupon:	13% per annum, payable quarterly beginning March 20, 2009
Issue price:	T Stock closing price on the pricing date. The issuer may, however, determine the issue price to be a fraction of the closing price of T Stock. Please see “Syndicate Information” on page 6.
Stated principal amount:	T Stock closing price on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of T Stock.
Denominations:
T Stock closing price on the pricing date and integral multiples thereof.  The issuer may, however, determine the denominations to be a fraction of the closing price of T Stock and integral multiples thereof.

Interest payment dates:	March 20, 2009, June 20, 2009, September 20, 2009 and the maturity date
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of T Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of T Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on June 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	22 to 24% per annum on the stated principal amount (actual yield to call to be determined on the pricing date). See “Hypothetical Call Price Calculations” beginning on page 7.
First call date:	June 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	December 10, 2009
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 9.

November 2008	Page 4

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

General Information
Listing:
Application will be made to list the SPARQS on NYSE Arca, Inc. under the ticker symbol “AKH,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

CUSIP:	617483771
Minimum ticketing size:	50 SPARQS
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with us to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the yield on the deposit, and the remainder will be attributable to the contract fees, as described in the section of the accompanying prospectus supplement for SPARQS entitled “United States Federal Taxation — Tax Treatment of the SPARQS.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for SPARQS.

Neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of T Stock should a holder receive T Stock at maturity.  Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of T Stock.

In addition, as discussed in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS,” we will not attempt to ascertain whether the issuer of T Stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.  If the issuer of T Stock were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined in the accompanying prospectus supplement for SPARQS) upon the sale, exchange or other disposition of the SPARQS.  Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of T Stock and consult their tax advisers regarding the possible consequences to them if the issuer of T Stock is or becomes a USRPHC.

Assuming the treatment of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon the sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized and the issue price of the SPARQS.  For this purpose, the amount realized does not include any amount attributable to accrued interest on the deposit and may not include any amount attributable to accrued contract fees.  Upon physical settlement of the terminable forward contract at maturity, the U.S. Holder will not recognize any gain or loss with respect to T Stock received.  Upon cash settlement of the terminable forward contract at maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received (excluding the final coupon payment on the SPARQS) and the issue price of the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders generally will be withheld upon at a rate of 30%.  See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of an investment in the SPARQS.

November 2008	Page 5

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could increase the price of the underlying stock, and, accordingly, could increase the issue price of the SPARQS, and therefore, the price at which the underlying stock must close before you would receive for each SPARQS at maturity an amount of common stock (or the cash value thereof) worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “Benefit Plan Investor Considerations” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2008	Page 6

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following hypothetical terms:

Original issue date:	November 28, 2008
Maturity date:	December 20, 2009
Interest payment dates:	March 20, 2009, June 20, 2009, September 20, 2009 and the maturity date
Yield to call:	23% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$25.00 per SPARQS
Interest rate:	13% per annum
Discount factor:	1 / 1.23[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the hypothetical yield to call rate of 23% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the hypothetical terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on June 20, 2009 (first call date)
Call price received:	$26.2022
Total amount received over the term of the SPARQS:	$28.0258
Call on July 28, 2009 (random interim call date)
Call price received:	$26.4378
Total amount received over the term of the SPARQS:	$28.6045
Call on December 20, 2009 (maturity date)
Call price received:	$27.3912
Total amount received over the term of the SPARQS:	$30.8398

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of June 20, 2009 based upon the hypothetical terms set forth above.

November 2008	Page 7

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of June 20, 2009 is $1.6714 ($0.9480 + $0.7234).

▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of June 20, 2009, the present value of the call price is $23.3286 ($25.00 – $1.6714).

▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of June 20, 2009, the call price is therefore $26.2022, which is the amount that, if paid on June 20, 2009, has a present value on the original issue date of $23.3286, based on the applicable discount factor.

The call price calculated in the following table is based upon the hypothetical terms set forth above and the sample call date of June 20, 2009. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
November 28, 2008	($25.00)					0	0.00000	100.000%
March 20, 2009		$1.0111			$1.0111	112	0.31111	93.763%	$0.9480
Call date (June 20, 2009)			$0.8125		$0.8125	202	0.56111	89.033%	$0.7234
Call date (June 20, 2009)				$26.2022	$26.2022	202	0.56111	89.033%	$23.3286
Total amount received on the call date: $27.0147
Total amount received over the term of the SPARQS: $28.0258

1
The call price of $26.2022 is the dollar amount that has a present value of $23.3286, which has been discounted to the original issue date from the call date at the yield to call rate of 23% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $25.00 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.

3	Discount factor = 1 / 1. 23[x], where x is years from original issue date to, and including, the applicable payment date.

November 2008	Page 8

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of T Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning June 20, 2009, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 22 to 24% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 22 to 24% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of T Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from T Stock.  Other factors that may influence the value of the SPARQS include: the volatility of T Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on T Stock, the issuer’s creditworthiness and the occurrence of certain events affecting AT&T Inc. that may or may not require an adjustment to the exchange ratio.

▪
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of T Stock times the exchange ratio on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in T Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to T Stock.

▪
The SPARQS may become exchangeable into the common stock of companies other than AT&T Inc.  Following certain corporate events relating to T Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as AT&T Inc. in lieu of, or in addition to, T Stock or the common stock of a successor corporation to AT&T Inc. or, at our option, the cash value of such shares.  For these SPARQS, the three companies would be selected from the S&P 500® Index.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting T Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of T Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

November 2008	Page 9

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the SPARQS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation” for a discussion of the withholding tax consequences of an investment in the SPARQS.  Because the treatment of the SPARQS for U.S. federal income tax purposes is uncertain, any stated interest payments on the SPARQS made to non-U.S. investors will generally be withheld upon at a rate of 30%.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the SPARQS, including the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

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The SPARQS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the SPARQS.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the SPARQS at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the SPARQS.

November 2008	Page 10

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

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Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  The issuer will apply to list the SPARQS on NYSE Arca, Inc.  However, it is not possible to predict whether the SPARQS will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the SPARQS will meet those requirements prior to the pricing of the SPARQS.  In addition, the SPARQS could be delisted under certain circumstances, such as the delisting of the underlying stock.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

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No affiliation with AT&T Inc.  AT&T Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to AT&T Inc. in connection with this offering.

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Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade T Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could adversely affect the price of T Stock on the pricing date and at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of T Stock and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which T Stock must close before you would receive at maturity an amount of T Stock (or the cash value thereof) worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of T Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of T Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

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Morgan Stanley may engage in business with or involving AT&T Inc. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with AT&T Inc. without regard to your interests, and thus may acquire non-public information about AT&T Inc.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to AT&T Inc., which may or may not recommend that investors buy or hold T Stock.

November 2008	Page 11

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Information about the Underlying Stock

AT&T Inc.  AT&T Inc. (NYSE: T) offers services and products to consumers in the U.S. and services and products to businesses and other providers of telecommunications services worldwide.

T Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by AT&T Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-08610 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding AT&T Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

These preliminary terms relate only to the SPARQS offered hereby and do not relate to T Stock or other securities of AT&T Inc.  The issuer has derived all disclosures contained in these preliminary terms regarding AT&T Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to AT&T Inc.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding AT&T Inc. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of T Stock.

November 2008	Page 12

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Historical Information

The following table presents the published high and low closing prices of T Stock for 2005, 2006, 2007 and 2008 through October 23, 2008.  The closing price of T Stock on October 23, 2008 was $25.26.  The associated graph shows the closing prices for T Stock for each day from January 1, 2005 to October 23, 2008.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of T Stock as an indication of future performance.

(CUSIP 00206R102)	High	Low	Dividends
2005
First Quarter	25.59	23.04	0.3225
Second Quarter	24.20	22.96	0.3225
Third Quarter	24.97	23.36	0.3225
Fourth Quarter	25.30	22.10	0.3225
2006
First Quarter	28.45	24.45	0.3325
Second Quarter	27.89	24.74	0.3325
Third Quarter	33.49	26.56	0.3325
Fourth Quarter	35.75	31.78	0.3325
2007
First Quarter	39.44	33.81	0.355
Second Quarter	41.50	38.64	0.355
Third Quarter	42.83	37.92	0.355
Fourth Quarter	42.44	36.35	0.355
2008
First Quarter	41.43	34.36	0.4
Second Quarter	40.51	32.76	0.4
Third Quarter	33.30	27.75	0.4
Fourth Quarter (through October 23, 2008)	28.12	22.42	–

All data prior to November 18, 2005, the date SBC Communications Inc. acquired AT&T Corp. and was renamed AT&T Inc., relate to SBC Communications Inc.  The issuer makes no representation as to the amount of dividends, if any, that AT&T Inc. will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on T Stock.

T Stock Daily Closing Prices January 1, 2005 to October 23, 2008

November 2008	Page 13